VILLAGE SUPER MARKET, INC.
733 MOUNTAIN AVENUE
SPRINGFIELD, NEW JERSEY 07081
PHONE:  (973) 467-2200
FAX:  (973) 467-6582

VILLAGE SUPER MARKET, INC.
REPORTS RESULTS FOR THE QUARTER AND YEAR ENDED
July 31, 2010

Contact:	Kevin Begley, CFO
(973) 467-2200 – Ext. 220
Kevin.Begley@Wakefern.com

Springfield, New Jersey – October 8, 2010 – Village Super Market, Inc. (NSD-VLGEA) today reported its results of operations for the fourth quarter and year ended July 31, 2010.

Net income was $8,897,000 in the fourth quarter of fiscal 2010, an increase of 33% from the fourth quarter of the prior year.  Fiscal 2010 contains 53 weeks, with the additional week included in the fourth quarter.  Excluding the $1,200,000 estimated positive impact of this 53rd week and a $708,000 after tax charge related to litigation in the fourth quarter of fiscal 2009, net income increased 4% in the fourth quarter compared to the prior year.

Sales were $342,741,000 in the fourth quarter of fiscal 2010, an increase of 10.2% from the prior year.  Sales increased due to the inclusion of the 14th week in the fourth quarter of fiscal 2010, the opening of the Washington replacement store on February 21, 2010, and a full quarters sales of the Marmora store, which opened on May 31, 2009.  Same store sales, excluding the 14th week, were flat in the fourth quarter compared to the prior year.  Same stores sales continue to be affected by cannibalization from the opening of the Marmora store and reduced sales in two stores due to competitive store openings.  In addition, sales continue to be impacted by changing consumer behavior due to economic weakness, which has resulted in increased coupon usage, sale item penetration and trading down.  The Company expects same store sales for all of fiscal 2011 to range from 0% to 2%, excluding the impact of the 53rd week, as we expect the deflationary trend to end.

Net income in fiscal 2010 was $25,381,000, a decrease of 7% from the prior year. Excluding the estimated positive impact of the 53rd week in fiscal 2010 and the litigation charge in the prior year, net income decreased 13%.  Sales in fiscal 2010 were $1,261,825,000 an increase of 4.4% from the prior year.  Same store sales, excluding the impact of the 53rd week, declined .7%.  Net income in fiscal 2010 declined compared to the prior year due to lower same store sales and reduced gross profit percentages.

Village Super Market operates a chain of 26 supermarkets under the Shop Rite name in New Jersey and eastern Pennsylvania.

All statements, other than statements of historical fact, included in this Press Release are or may be considered forward-looking statements within the meaning of federal securities law.  The Company cautions the reader that there is no assurance that actual results or business conditions will not differ materially from future results, whether expressed, suggested or implied by such forward-looking statements.  The Company undertakes no obligation to update forward-looking statements to reflect developments or information obtained after the date hereof. The following are among the principal factors that could cause actual results to differ from the forward-looking statements: local economic conditions; competitive pressures from the Company’s operating environment; the ability of the Company to maintain and improve its sales and margins; the ability to attract and retain qualified associates; the availability of new store locations; the availability of capital; the liquidity of the Company; the success of operating initiatives; consumer spending patterns; the impact of higher energy prices; increased cost of goods sold, including increased costs from the Company’s principal supplier, Wakefern; the results of litigation; the results of tax examinations; the results of union contract negotiations; competitive store openings; the rate of return on pension assets;   and other factors detailed herein and in the Company’s filings with the SEC.

VILLAGE SUPER MARKET, INC.
CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
(In Thousands Except Per Share Amounts)

	14 Wks. Ended	13 Wks. Ended	53 Wks. Ended	52 Wks. Ended
	July 31, 2010	July 25, 2009	July 31, 2010	July 25, 2009

Sales	$342,741	$310,925	$1,261,825	$1,208,097

Cost of sales	248,953	224,982	918,900	877,552

Gross profit	93,788	85,943	342,925	330,545

Operating and administrative expense	73,466	69,979	280,767	267,667

Depreciation and amortization	4,505	4,277	16,900	15,319

Operating income	15,817	11,687	45,258	47,559

Interest expense	(906)	(887)	(3,660)	(3,016)

Interest income	528	511	2,020	2,064

Income before income taxes	15,439	11,311	43,618	46,607

Income taxes	6,542	4,631	18,237	19,352

Net income	$8,897	$6,680	$25,381	$27,255

Net income per share(1):

Class A common stock:
Basic	$.80	$.60	$2.28	$2.46
Diluted	$.66	$.49	$1.88	$2.02

Class B common stock:
Basic	$.52	$.39	$1.48	$1.60
Diluted	$.51	$.39	$1.47	$1.59

Gross profit as a % of sales	27.4%	27.6%	27.2%	27.4%

Operating and administrative expense as a % of sales	21.4%	22.5%	22.3%	22.2%

(1) Effective July 26, 2009, net income per share amounts for prior periods have been revised to reflect a new accounting standard requiring share-based awards containing non forfeitable rights to dividends be treated as participating securities.